Exhibit 99.1
ADAMS RESPIRATORY THERAPEUTICS ADDS TWO NEW BOARD DIRECTORS
CHESTER, N.J. (Apr. 25, 2007) – Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced that Jane L. Delgado, Ph. D., M.S., and Mark R. Sotir have been elected to join the Board of Directors and that long-time Director, William C. Pate, currently chief investment officer, Equity Group Investments, L.L.C. (EGI), has resigned from the Board, effective April 19. As a result of these changes, Adams’ Board will have nine directors, the maximum number permitted.
Commenting on the Board composition changes, Michael J. Valentino, president and CEO said, “We are pleased to have Dr. Jane Delgado and Mark Sotir join our Board of Directors. We look forward to benefiting from their individual areas of expertise and perspectives on a variety of issues including health care policy and product marketing and distribution.” Valentino added, “Bill Pate joined Adams’ Board nearly seven years ago and has served as a valuable advisor to me and played an integral role in guiding the growth of our company. In transitioning from his role as Board director, Bill leaves Adams a much stronger and well-positioned organization with market leadership within the over-the-counter respiratory space and a pipeline of prescription respiratory products. We thank him for his dedication and support, especially during the early years of our Company.”
Dr. Jane L. Delgado, 53, is an expert in the field of health advocacy. She is currently the president and CEO of the National Alliance for Hispanic Health, the nation’s largest and oldest organization of health and human service providers for Hispanics. Previously, she held several research and advisory positions at the U.S. Department of Health and Human Services, and played a key role in the development of a landmark study of minority health. Delgado serves as a trustee of the Kresge Foundation, Patient Safety Institute and Lovelace Respiratory Research Institute. She is also an advisor to the American Academy of Family Physicians and to the March of Dimes.
Delgado received a master’s degree in urban and policy sciences from the W. Averell Harriman School of Urban and Policy Sciences, and a doctorate in clinical psychology from the State University of New York at Stony Brook.

Mark R. Sotir, 43, is a senior executive with extensive experience in product marketing and distribution. He is currently managing director, EGI, L.L.C, a privately-held investment firm. Previously, he was CEO of Sunburst Technology Corporation, a leading independent distributor of educational software. Sotir was formerly president, Budget Group, Inc., a $3 billion car and truck rental business with more than 13,000 employees. He began his career at The Coca-Cola Company, working in several brand management and sales capacities, including managing the $800 million Minute Maid orange juice business.
Sotir received a bachelor’s degree in economics from Amherst College and holds a master’s degree from Harvard Business School.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
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Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc.

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